Exhibit 23.2


                     [Letterhead of PricewaterhouseCoopers]


                       CONSENT OF INDEPENDENT ACCOUNTANTS


     We hereby consent to the incorporation by reference in the Prospectus constituting part of this Post-Effective Amendment No.1 to the Registration Statement on Form S-8 of our reports dated February 6, 2001 (except as to Note 2, which is as of August 6, 2001) relating to the financial statements and financial statement schedules of Arch Capital Group Ltd. (formerly known as Risk Capital Holdings, Inc.), which appears in Arch Capital Group Ltd.'s Annual Report to Shareholders on Form 10-K/A for the year ended December 31, 2000. We also consent to the reference to us under the heading "Experts" in such Prospectus.



/s/ PricewaterhouseCoopers
---------------------------
PricewaterhouseCoopers
Hamilton, Bermuda

January 4, 2002